Exhibit 99.1
NEWS RELEASE
Vanguard Natural Resources, LLC Announces Closing of the Eagle Rock Energy Partners, L.P. Merger
HOUSTON—(GLOBE NEWSWIRE)—October 8, 2015—Vanguard Natural Resources, LLC (NASDAQ: VNR) (“Vanguard”) today announced the closing of the previously announced merger with Eagle Rock Energy Partners, L.P. (“Eagle Rock”). In accordance with the terms of the merger agreement, Eagle Rock has become a wholly-owned indirect subsidiary of Vanguard, and Vanguard will issue approximately 28.75 million Vanguard common units in exchange for all of Eagle Rock’s outstanding common units.
Scott W. Smith, Vanguard’s President and Chief Executive Officer commented, “We are very pleased with the closing of this transaction. The assets being acquired are attractive bolt-ons to our Arkoma, Permian and Gulf Coast basin operations. In addition, this transaction offers a meaningful position in the SCOOP and STACK plays in the Anadarko basin which will provide attractive drilling opportunities for the next several years. Considering the previously announced merger closing with LRR Energy, L.P., we believe that all three companies’ unitholders will benefit from a larger, more diversified entity with lower financial leverage and strong positions in several key U.S. basins. We believe this transaction should have a positive impact on all aspects of our business. We welcome the Eagle Rock unitholders into Vanguard.”
Vanguard will continue to trade on the NASDAQ Global Select Market under the ticker symbol “VNR.” Effective October 9, 2015, trading in Eagle Rock common units will be discontinued. American Stock Transfer & Trust Company, LLC, exchange agent for Vanguard and Eagle Rock, will mail letters of transmittal to all Eagle Rock unitholders of record immediately prior to the merger with instructions on how to surrender their common unit certificates or common units in book-entry form in exchange for the merger consideration. Eagle Rock unitholders should not surrender their common unit certificates or book-entry common units until they have completed the letters of transmittal. Eagle Rock unitholders who held their shares in “street name” through a bank or broker should contact their bank or broker to determine what actions they must take to receive the merger consideration.
Transaction Highlights

•	Eagle Rock’s long-life, mature assets are well-suited for Vanguard’s upstream MLP model;

•	Proved R/P of approximately 14 years;

•	Eagle Rock’s low leverage will positively impact Vanguard’s debt metrics and credit profile;

•	Assets add scale in Vanguard’s existing Gulf Coast and Permian basins and establishes a new operating platform in the SCOOP/STACK play in the Anadarko basin;

•	Significant potential for cost savings through G&A and operational synergies;

•	Retained experienced personnel from Eagle Rock to expand Vanguard’s employee base;

•	Q2 2015 production of approximately 80 MMcfe/d, increasing Vanguard’s Q2 2015 production by 22%;

•	Balanced reserves mix of 53% natural gas, 21% oil, and 26% natural gas liquids;

•	Proved reserves at December 31, 2014 (SEC pricing) of approximately 318 Bcfe, increases Vanguard’s estimated proved reserves by 16%; and

•	Adds approximately 1,778 producing wells and approximately 202,632 net acres;
About Vanguard Natural Resources, LLC
Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of oil and natural gas properties. Vanguard’s assets consist primarily of producing and non-producing oil and natural gas reserves located in the Green River Basin in Wyoming, the Arkoma Basin in Arkansas and Oklahoma, the Anadarko Basin in Oklahoma and North Texas, the Permian Basin in West Texas and New Mexico, the Big Horn Basin in Wyoming and Montana, the Piceance Basin in Colorado, the Gulf Coast Basin in Texas, Louisiana and Mississippi, the Williston Basin in North Dakota and Montana, the Wind River Basin in Wyoming and the Powder River Basin in Wyoming. More information on Vanguard can be found at www.vnrllc.com.
Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933. All statements other than historical facts, including, without limitation, statements regarding the expected benefits of the transaction to Vanguard and Eagle Rock and their unitholders, the expected future reserves, production, financial position, business strategy, revenues, earnings, costs, capital expenditures and debt levels of the combined company, and plans and objectives of management for future operations, are forward-looking statements.  When used in this press release, words such as we “may,” “can,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “predict,” “project,” “foresee,” “believe,” “will,” “should,” “would” or “could,” or the negative thereof or variations thereon or similar terminology, are generally intended to identify forward-looking statements.  It is uncertain what impact the merger will have on the results of operations and financial condition of Vanguard.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to: Vanguard’s and Eagle Rock’s ability to integrate successfully after the transaction and achieve anticipated benefits from the proposed transaction; risks relating to any unforeseen liabilities of Vanguard or Eagle Rock; declines in oil, NGL or natural gas prices; the level of success in exploitation, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing of exploitation and development expenditures; inaccuracies of reserve estimates or assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; impacts to financial statements as a result of impairment write-downs; risks related to level of indebtedness and periodic redeterminations of the borrowing base under Vanguard’s credit agreements; the ability of Vanguard to comply with covenants contained in the agreements governing its indebtedness; ability to generate sufficient cash flows from operations to meet the internally-funded portion of any capital expenditures budget; ability to obtain external capital to finance exploitation and development operations and acquisitions; federal, state and local initiatives and efforts relating to the regulation of hydraulic fracturing; failure of properties to yield oil or gas in commercially viable quantities; uninsured or underinsured losses resulting from oil and gas operations; inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing oil and gas operations; ability to replace oil and natural gas reserves; any loss of senior management or technical personnel; competition in the oil and gas industry; risks arising out of hedging transactions.  Vanguard and Eagle Rock caution that the foregoing list of factors is not exclusive.  Additional information concerning these and other risk factors are contained in Vanguard’s and Eagle Rock’s Annual Reports on Form 10-K for the period ended December 31, 2014, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings, which are available on the SEC’s website, http://www.sec.gov. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of their dates.  Except as required by law, neither Vanguard nor Eagle Rock intends to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Source: Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC
Investor Relations Contact
Lisa Godfrey, 832-327-2234
Director of Investor Relations
investorrelations@vnrllc.com